Exhibit 99.1

Soluna Announces Monthly Business Update

Company Receives Second Patent Award

ALBANY, NY, April 10, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its March 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Soluna Announced 2024 Annual and Q4 Results & Business Update – Reports Revenue Growth of 80.5% to $38 million for 2024. Read the full update here or watch it here.

●	Soluna and Luxor Announce Turnkey Mining Success with BitMine – New Case Study Explores How Soluna and Luxor Delivered a Seamless, Scalable Mining Model for BitMine. Download the report here.

●	Project Dorothy 2 Powers Up, Increasing Soluna’s Bitcoin Hosting Capacity by 60% to 123 MW – Initial phase powered up and ramping; To be completed by Q4 2025. Learn more here.

●	Soluna Secures $5 Million in Non-Dilutive Debt Financing from Galaxy Digital – The loan will have a five-year term. It is secured, with limited recourse to the parent company—highlighting the strength of project-level standalone cash flows and the ability to attract institutional financing. Read more here.

●	Second Patent Awarded – Soluna’s second utility patent has been awarded (Patent #: US12250794B2). It broadens the scope of Soluna’s Modular Data Center patent (Patent #: US11974415B2), which focuses on the layout of modular data center buildings on a site, crucial for the thermal efficiency conversion of wasted energy into computing.

●	Strategic Termination of HPE Agreement – CEO John Belizaire and CFO John Tunison answer questions about Soluna’s strategic termination of the Hewlett Packard Enterprise Company (HPE) contract. To help provide more transparency, we’ve recently updated the HPE FAQ. Read it here.

●	New AMA – CFO John Tunison answers shareholders’ and potential investors’ most-asked questions in the latest installment of Soluna’s “Ask Me Anything” (AMA) series. Get the answers here.

●	New Podcast – In the latest episodes of Soluna’s Clean Integration podcast, the team discusses AI’s environmental impact, the quickly changing AI industry, and more. Listen here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Project Dorothy 1A customer deployments have been completed, and investments at Project Dorothy 1B have yielded strong hashrate growth over previous months.
●	The site successfully met the ancillary services requirements for Q1 2025.

Project Dorothy 2 (48 MW Under Construction, Bitcoin Hosting):

●	The commissioning of Phase 1 is ongoing and on track to be completed by the end of this month.
●	Hosting negotiations are in the process of being finalized, and equipment is in the process of being staged for deployment.
●	Progress on phase 2 is accelerating, with the mechanical framing of MDCs expected to be completed by the end of the month.
●	The operational team continues to expand with additional new hires to support the transition to operations.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	2 MW deployment has been completed, expanding an existing customer with an upgraded fleet.
●	An additional 3.3 MW fleet upgrade is planned for May.

Project Kati (166 MW Under Development, Bitcoin Hosting and AI):

●	The Phase 1 (83 MW) substation upgrade is planned to be completed in May.
●	The construction bid process for Phase 1 (83 MW) of Bitcoin Hosting has been launched and will be completed this month to finalize capital requirements.
●	Long lead equipment procurement continues.
●	Final stages for potential land lease underway.

Customer Success:

●	Partnership growth and expansion at Project Sophie. This would be our 3rd partnership expansion with this hyperscale partner.
●	Project Dorothy 2 contracting is almost complete for April- September 2025; 48 MWs with new partners are in the final stages of negotiation.
●	Our team recently attended the annual Mining Disrupt conference and received positive feedback from key market players about Soluna’s hosting services and our ability to meet increasing market demand for hosting.

View Soluna’s recent AMA here.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, and our expectations with respect to the completion of Project Dorothy 2 and Project Kati, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

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YouTube: youtube.com/c/solunacomputing

Newsletter: bit.ly/solunasubscribe

Resource Center: solunacomputing.com/resources

Contact Information

Cybele Ramirez

Director, Marketing

Soluna Holdings, Inc.

ir@soluna.io